EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                           State  or  Country
Name                                        of  Incorporation

Century  Casinos  Management,  Inc.               Delaware
Century  Casinos  -  Nevada,  Inc.                  Nevada
Century  Management  und  Beteiligungs  GmbH       Austria
Century  Casinos  Cripple  Creek,  Inc.           Colorado
WMCK  Acquisition  Corp.                          Delaware
WMCK  Venture  Corp.                              Delaware
Century  Casinos  Africa  (Pty)  Limited        South  Africa
Century  Casinos  Caledon  (Pty)  Limited       South  Africa
Century  Casinos  West  Rand  (Pty)  Limited    South  Africa
Rhino  Resort  Limited                          South  Africa

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